Exhibit 21.1

ASANA, INC.

SUBSIDIARY LIST

Name of Subsidiary	Jurisdiction of Organization
Asana Software Ireland Limited	Ireland

Asana Software Australia Pty Ltd	Australia

Asana Software Iceland ehf	Iceland

Asana Software Canada Ltd	Canada

Asana Japan KK	Japan

Asana Software UK Limited	U.K.

Asana Germany GmbH	Germany